FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226082-07

THIS SUPPLEMENT TO PRELIMINARY PROSPECTUS, DATED MAY 5, 2020,
MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

SUPPLEMENT
(To Prospectus Dated May 1, 2020)

$642,519,000 (Approximate)

GS Mortgage Securities Trust 2020-GC47

(Central Index Key Number 0001810050)

as Issuing Entity

GS Mortgage Securities Corporation II

(Central Index Key Number 0001004158)

as Depositor

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2020-GC47

This Supplement to Preliminary Prospectus, dated May 5, 2020 (this “Supplement”), supplements and modifies the preliminary prospectus, dated May 1, 2020 (the “Preliminary Prospectus”). Capitalized terms used, but not otherwise defined, in this Supplement have the meanings given to them in the Preliminary Prospectus. The following is updated factual information and modifies the information contained in the Preliminary Prospectus. This Supplement supersedes and updates the information in the Preliminary Prospectus. Except as modified by this Supplement, the Preliminary Prospectus remain unmodified.

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The purpose of this Supplement is to inform you of the following collateral update:

COLLATERAL UPDATE

With respect to the City National Plaza Mortgage Loan (6.5%), on May 4, 2020, the borrower sponsor informed the related mortgage loan seller that (a) one office tenant, representing approximately 6.9% of UW Base Rent, has requested rent relief and a renegotiation of certain terms of its lease, and (b) nine other tenants, collectively representing approximately 13.6% of UW Base Rent, are in discussions with the related borrower regarding rent relief. Additional tenants may seek rent relief in the future (if they have not already made such a request).

Goldman Sachs & Co. LLC		Citigroup
Co-Lead Managers and Joint Bookrunners
Academy Securities	AmeriVet Securities	Drexel Hamilton
Co-Managers

THE INFORMATION IN THIS SUPPLEMENT AND THE RELATED PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT AND THE RELATED PRELIMINARY PROSPECTUS ARE NOT AN OFFER TO SELL THESE CERTIFICATES AND ARE NOT A SOLICITATION OF AN OFFER TO BUY THESE CERTIFICATES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.